Exhibit 99.3   UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

LANDAUER, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

As of September 30, 2011

On November 14, 2011, Landauer, Inc. and subsidiaries ("Landauer" or “the Company”) acquired all of the outstanding equity interests of IZI Medical Products, LLC (“IZI”), which is headquartered in Baltimore, Maryland. The Company completed the acquisition of IZI as a platform to expand into the radiation oncology, radiology, and image guided surgery end markets. IZI is a leading domestic provider of high quality medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures. IZI was a wholly owned subsidiary of IZI Holdings, LLC.

Landauer obtained financing for the IZI acquisition through refinancing of Landauer's existing debt with a new $175 million revolving debt facility with a term of five years (the “New Credit Agreement”). This new line of credit supported borrowings to cover the purchase price and other costs associated with the transaction, refinance existing debt as well as provided in excess of $40 million for potential future strategic transactions and working capital needs.

The following unaudited pro forma consolidated balance sheet information at September 30, 2011 gives effect to the acquisition of IZI by Landauer, including the New Credit Agreement, as if it had occurred on September 30, 2011. The following unaudited pro forma consolidated statement of income for the year ended September 30, 2011 gives effect to the acquisition, as completed on November 14, 2011, of IZI and the New Credit Agreement as if the acquisition had occurred as of October 1, 2010.

Such unaudited pro forma financial information is based on the historical financial statements of Landauer and IZI and certain adjustments, which Landauer believes to be reasonable to give effect of the acquisition, are described in the Notes to Unaudited Pro Forma Financial Information herein.

The unaudited pro forma financial information:

•        does not purport to represent what the consolidated results of operations actually would have been if the IZI acquisition had occurred on October 1, 2010 or what those results will be for any future periods or what the consolidated balance sheet would have been if the IZI acquisition had occurred on September 30, 2011. The pro forma adjustments are based on information current as of January 25, 2012, the latest practicable date prior to the publication of this document; and

•        has not been adjusted to reflect any matters not directly attributable to implementing the acquisition of IZI, including but not limited to the annualization of results from other insignificant acquisitions consummated by Landauer during the year ended September 30, 2011; and

•        no adjustment has been made for actions which have been or may be taken once the acquisition was completed or any of the Company’s integration plans related to IZI. As a result, the actual amounts recorded in the consolidated financial statements of Landauer will differ from the amounts reflected in the unaudited pro forma financial information, and the differences may be material.

The unaudited pro forma financial information has been compiled from the following sources with the following unaudited adjustments:

•       U.S. GAAP financial information for Landauer has been extracted without adjustment from Landauer’s audited consolidated statement of income for the year ended September 30, 2011 contained in Landauer’s Annual Report on Form 10-K for the year ended September 30, 2011 filed with the U.S. Securities and Exchange Commission (“SEC”) on December 13, 2011.

•       Certain adjustments have been made to align IZI’s fiscal year end of December 31, 2010 to the Company’s fiscal year end of September 30, 2011. These adjustments were based on combining IZI’s unaudited financial information for the three month period ended December 31, 2010 included in IZI’s audited financial information combined with IZI’s unaudited financial information for the nine months ended September 30, 2011 to form the basis of the unaudited pro forma financial information of IZI at and as of the twelve months ended September 30, 2011.

•       Certain adjustments have been made to align IZI’s accounting policies with Landauer’s accounting policies. The basis for these adjustments is explained in the Notes to Unaudited Pro Forma Financial Information, which accompany the tables.

The unaudited pro forma financial information should be read in conjunction with the underlying financial information from which it was extracted: (a) the audited consolidated financial statements of Landauer, Inc. and subsidiaries as of and for the year ended September 30, 2011; (b) the audited financial information of IZI as of and for the year ended December 31, 2010; and (c) the unaudited interim financial information of IZI as of and for the nine months ended September 30, 2011.

LANDAUER, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of September 30, 2011

		Pro Forma Adjustments
(Dollars in Thousands)	Landauer Inc.	IZI Medical Products LLC	Adjustments	Note	Pro Forma Landauer Inc.
ASSETS
Current assets:
Cash and cash equivalents	$7,914	$864	$2,095	3, 4a	$10,873
Receivables, net of allowance	25,516	2,197	(53)	4a	27,660
Inventories	8,286	972	57	4a	9,315
Prepaid income taxes	4,921	0	549	4d	5,470
Prepaid expenses and other current assets	4,005	187	25	3	4,217
Current assets	50,642	4,220	2,673		57,535
Property, plant and equipment, at cost	96,798	2,383	(972)	4a	98,209
Accumulated depreciation	(49,157)	(972)	972	4a	(49,157)
Net property, plant and equipment	47,641	1,411	0		49,052
Equity in joint ventures	10,699	0	0		10,699
Goodwill	39,962	47,073	16,568	4a	103,603
Intangible assets, net	10,908	0	27,000	4a	37,908
Dosimetry devices, net	5,618	0	0		5,618
Other assets	3,186	334	1,540	3, 4h	5,060
Assets	$168,656	$53,038	$47,781		$269,475

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$5,457	$1,376	$0		$6,833
Dividends payable	5,301	0	0		5,301
Deferred contract revenue	14,713	0	0		14,713
Short-term debt	19,805	0	(19,805)	3	0
Current maturities of long-term debt	0	1,400	(1,400)	4h
Accrued compensation	5,607	0	191	4i	5,798
Other accrued expenses	7,066	1,722	(603)	3,4d,4h,4i,4j	8,185
Current liabilities	57,949	4,498	(21,617)		40,830
Non-current liabilities:
Long-term debt, net of current maturities	0	24,091	94,873	3,4h	118,964
Pension and postretirement obligations	14,202	0	0		14,202
Deferred income taxes	12,805	0	0		12,805
Other non-current liabilities	1,292	0	173	4j	1,465
Non-current liabilities	28,299	26,091	95,046		147,436
Stockholders’ Equity:
Preferred stock, $.10 par value per share	0	0	0		0
Common stock, $.10 par value per share,	946	0	0		946
Additional paid in capital	33,791	0	0		33,791
Accumulated other comprehensive income (loss)	(3,129)	0	0		(3,129)
Retained earnings	49,724	24,449	(25,648)	4d,4k	48,525
Landauer, Inc. Stockholders’ Equity	81,332	24,449	(25,648)		80,133
Noncontrolling interest	1,076	0	0		1,076
Stockholders’ Equity	82,408	24,449	(25,648)		81,209
Liabilities and Stockholders’ Equity	$168,656	$53,038	$47,781		$269,475

The accompanying notes are an integral part of the unaudited pro forma financial information.

LANDAUER, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the year ended September 30, 2011

		Pro Forma Adjustments
(Dollars in Thousands, Except per Share)	Landauer Inc.	IZI Medical Products LLC	Adjustments	Note	Pro Forma Landauer Inc.
Net revenues	$120,458	$18,783	$(145)	4b	$139,096

Costs and expenses:
Cost of sales	47,510	3,446	406	4a,4b	51,362
Selling, general and administrative	36,576	10,296	908	4b, 4c,4e	47,780
Acquisition and reorganization costs	1,489	0	(1,052)	4d	437
Costs and expenses	85,575	13,742	262		99,579

Operating income	34,883	5,041	(407)		39,517
Equity in income of joint ventures	2,191	0	0		2,191
Interest (expense) income, net	(270)	(4,355)	651	4f	(3,974)
Other (expense) income, net	(69)	(62)	0		(131)

Income before taxes	36,735	624	244		37,603
Income taxes	11,527	0	648	4g	12,175

Net income	25,208	624	(404)		25,428
Less: Net income attributed to noncontrolling interest	670	0	0		670

Net income attributed to Landauer, Inc.	$24,538	$624	$(404)		$24,758

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$2.60				$2.62
Weighted average basic shares outstanding	9,395				9,395

Diluted	$2.58				$2.60
Weighted average diluted shares outstanding	9,477				9,477

The accompanying notes are an integral part of the unaudited pro forma financial information.

LANDAUER, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Financial Information

September 30, 2011

(Dollars in thousands)

(1)     Basis of Presentation

The accompanying unaudited pro forma consolidated financial information has been compiled from underlying financial information prepared in accordance with U.S. GAAP and reflect the acquisition of IZI Medical Products Inc. (“IZI”) by Landauer, Inc. and subsidiaries ("Landauer" or “the Company”).

The unaudited pro forma financial information should be read in conjunction with the underlying financial information from which it was extracted: (a) the audited consolidated financial information of Landauer, Inc. and subsidiaries as of and for the year ended September 30, 2011; (b) the audited financial information of IZI as of and for the year ended December 31, 2010; and (c) the unaudited interim financial information of IZI as of and for the nine months ended September 30, 2011.

The IZI acquisition has been treated as an acquisition of equity interests for U.S. GAAP purposes and an acquisition of assets for U.S. income tax purposes, with Landauer, Inc. as the acquirer and IZI as the acquiree, assuming that the IZI acquisition had been completed on October 1, 2010 for the unaudited pro forma consolidated statement of income and on September 30, 2011 for the unaudited pro forma consolidated balance sheet.

These pro forma consolidated financial information should be read in conjunction with the audited consolidated financial information and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011 and other financial information filed with the Securities and Exchange Commission (the “SEC”), including the Current Report on Form 8-K filed on November 17, 2011 in connection with the acquisition.

The unaudited pro forma financial information is not intended to reflect the financial position and results of operations which would have actually resulted had the IZI acquisition been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

(2)     Summary of Significant Accounting Policies

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by Landauer. These accounting policies differ in certain respects from those of IZI. The adjustments made to align IZI’s financial information with Landauer’s accounting policies are described herein under Note 4 – Other Pro Forma Adjustments.

(3)     Credit Agreement

On November 14, 2011, Landauer entered into a five-year revolving Credit Agreement (the “New Credit Agreement”) with a syndicate of lenders, pursuant to which, subject to the conditions set forth in the New Credit Agreement, the lenders committed to provide a senior secured reducing revolving credit facility of up to $175,000 plus an additional $25,000 post-closing accordion feature. Landauer borrowed approximately $132,900 under the New Credit Agreement to finance the IZI acquisition, to refinance existing indebtedness and to fund certain fees and expenses associated with the closing of the New Credit Agreement.

Borrowings under the New Credit Agreement bear interest, at Landauer’s option, at a rate equal to either (a) the rate per annum for deposits in U.S. Dollars as reflected on the Reuters Screen LIBOR01 as of 11:00 a.m. (London, England time) for the interest period relevant to such borrowing (adjusted for any statutory reserve requirements for Eurocurrency liabilities) plus the applicable margin (the “LIBO Rate”) or (b) the greatest of (i) the federal funds rate for the borrowing day plus 0.5%, (ii) the prime rate in effect on the borrowing day and (iii) the LIBO Rate for deposits in dollars for a one month interest period on the borrowing day plus 1.0%, plus the applicable margin.

In connection with the closing of the IZI acquisition, Landauer terminated the Loan Agreement, dated as of October 5, 2007, as amended on June 17, 2009, February 12, 2010 and October 31, 2010 (the “Old Credit Agreement”). The Old Credit Agreement provided for a total unsecured commitment of $50,000 scheduled to mature on October 31, 2013. No early termination penalties were incurred by Landauer in connection with the termination of the Old Credit Agreement. In connection with the closing of the acquisition, the Old Credit Agreement was replaced by the New Credit Agreement.

In connection with the New Credit Agreement, the Company incurred $1,850 of debt issuance costs, which were recorded as Other assets and are being amortized over 5 years.

The unaudited pro forma consolidated balance sheet information at September 30, 2011 gives effect to the acquisition of IZI by Landauer, including the termination of the Old Credit Agreement and the creation of the New Credit Agreement, as if it had occurred on September 30, 2011. An adjustment of $19,805 to reduce Short-term borrowings outstanding under the Old Credit Agreement that were refinanced with the New Credit Agreement; an adjustment to record an increase of $1,975 in Cash and cash equivalents to borrowed to fund operations; an adjustment of $25 to record annual fees as Prepaid expenses; and, an adjustment of $118,964 to Long-term debt for amounts borrowed under the New Credit Agreement to fund the aforementioned and the IZI purchase price and related closing costs have been recorded in the unaudited pro forma consolidated balance sheet as of September 30, 2011.

The unaudited pro forma consolidated statement of income for the year ended September 30, 2011 gives effect to the acquisition of IZI, the termination of the Old Credit Agreement and the creation of the New Credit Agreement as if the acquisition had occurred as of October 1, 2010 (see Note 4 - Other Pro Forma Adjustments – Interest Expense, described herein).

(4)     Other Pro Forma Adjustments

(a)   Purchase Consideration and Fair Value Adjustments

On November 14, 2011, Landauer completed the acquisition of all of the outstanding equity interests of IZI for $93,000 plus working capital and the assumption of select liabilities. Landauer deposited $9,300 of the consideration transferred into an escrow account to be held for a period of 14 months and applied to the settlement of the IZI stockholders’ indemnification obligations, if any, in connection with the transaction.

           The following table summarizes the $94,283 of consideration transferred to acquire IZI and the assets acquired and liabilities assumed based on their fair values and conforming adjustments as of the date of the acquisition on November 14, 2011 and on a pro forma basis as of September 30, 2011.

	November 14, 2011 Acquisition Date	September 30, 2011 Pro forma
Current assets	4,587	4,345
Property, plant and equipment	1,403	1,411
Intangible assets	27,000	27,000
Goodwill	63,641	63,641
Other Non-Current Assets	24	24
Current liabilities	(2,196)	(1,965)
Other long-term liabilities	(176)	(173)
Total assets acquired and liabilities assumed	94,283	94,283

The carrying values of assets and liabilities in IZI’s financial information are considered to be a proxy for the fair value of those assets and liabilities. As this allocation is based on preliminary estimates, additional adjustments to record fair value of all assets and liabilities and adjustments for consistency of accounting policies may be required.

For purposes of this pro forma analysis, the following adjustments were made to reflect the preliminary estimate of the fair value of net assets acquired and/ or to conform IZI to Landauer policies:

•         A net working capital adjustment of $120 has been recorded in Cash in the unaudited pro forma consolidated Balance Sheet as of September 30, 2011.

•        Allowance for doubtful accounts has been increased by $53 in the unaudited pro forma consolidated Balance Sheet as of September 30, 2011 to conform to Landauer’s policies.

•       Inventories have been increased by $57, net, in the unaudited pro forma consolidated Balance Sheet as of September 30, 2011 consisting of a $165 increase in finished goods fair value, partially offset by $108 inventory obsolescence reserve to conform to Landauer’s policies. An adjustment to increase Cost of sales to reflect the impact of the increase in finished goods fair value was also recorded in the pro forma consolidated statement of income for the year ended September 30, 2011.

•        Intangible assets of $27,000 consisting of customer lists ($23,000), trade names ($2,000) and patents ($2,000) have been recorded at their estimated fair values in the unaudited pro forma consolidated Balance Sheet as of September 30, 2011. The trade names have an indefinite life and are not being amortized for U.S. GAAP book purposes.

•        Property, plant and equipment have been recorded at their net book value of $1,411 in the unaudited pro forma consolidated Balance Sheet as of September 30, 2011. The weighted average useful life of these assets is estimated at 9 years. No incremental adjustment to IZI’s annual depreciation expense was recorded.

No other fair value adjustments or conforming adjustments were made to the assets and liabilities of IZI. Goodwill, representing the total excess of the purchase consideration over the fair value of the assets acquired, was $63,641.

(b)   Reclassification of Freight Reimbursed and Employee Benefit Costs

An adjustment to net customer freight expense against customer freight revenues of $145 was made for the year ended September 30, 2011 to conform to Landauer’s policies.

An adjustment to reclassify a portion of employee benefit costs from Selling, general and administrative expenses was made for the year ended September 30, 2011 to conform to Landauer’s policies.

(c)    Elimination of Management Fees

An adjustment to Selling, general and administrative expenses to eliminate management fees charged to IZI by its former majority shareholder of $549 was made for the year ended September 30, 2011.

(d)   Acquisition and Reorganization Costs

The total estimated IZI acquisition related costs are $2,800 of which $1,052 were charged to Acquisition costs in the September 30, 2011 audited financial information of Landauer. Such expenses were primarily for professional fees with accounting, financial, legal and tax advisors to support the due diligence, transaction structure and accounting for the acquisition. The remaining $1,748 of IZI acquisition related costs were incurred subsequent to September 30, 2011 and were recorded as a charge of $1,199 net of the tax benefit of $549, to Retained Earnings in the unaudited pro forma consolidated Balance Sheet as of September 30, 2011. The tax benefit was recorded as an adjustment to Prepaid income taxes and a $566 adjustment was recorded to Accrued expenses in the unaudited pro forma consolidated Balance Sheet as of September 30, 2011. The remaining costs were settled with cash proceeds from borrowings under the New Credit Agreement. A pro forma adjustment of $1,052 to eliminate the portion of these Acquisition costs incurred for the IZI acquisition during fiscal 2011 has been made to the unaudited pro forma consolidated statement of income for the year ended September 30, 2011.

(e)    Amortization Expense

Definite lived intangible assets were recorded at their fair value of $23,000 and $2,000 for customer lists and patents, respectively. The weighted average useful life of customer lists is estimated at 15 years while that of patents is estimated at 7 years. An adjustment to record estimated amortization of $1,819 was made for the year ended September 30, 2011.

(f)     Interest Expense

An adjustment to eliminate Landauer’s interest expense of $437 under the Old Credit Agreement; an adjustment to eliminate IZI’s interest expense of $4,355 related to its pre-existing debt agreements; and, an adjustment to record pro forma interest expense of $3,773 under the New Credit Agreement was made for the year ended September 30, 2011. The interest charges are based on the weighted average interest LIBOR rate of 2.75% on outstanding borrowings and a rate of 0.35% on the unused portion of the facility, as computed under the Company’s New Credit Agreement. This rate was applied to the Company’s outstanding borrowings under the Old Credit Agreement and to the additional $97,183 borrowed in connection with the IZI acquisition as if such amount was issued at October 1, 2010. Included in the pro forma interest charge is an adjustment of $211 to reflect the charge for the remaining available credit under the $175 million Credit Facility reduced by the pro forma amounts outstanding as computed above.

In addition to the above charges, the Company recorded a pro forma adjustment to Other assets of $1,850 for Debt Issue Costs related to the New Credit Agreement at September 30, 2011. The Debt Issue Costs are being amortized over the life of the New Credit Agreement or 5 years. An adjustment to record pro forma amortization of the Debt Issue Costs as interest charges was made for the year ended September 30, 2011.

(g)   Income Taxes

An adjustment to record pro forma Income Tax Expense related to IZI’s pre-tax book income and to the pre-tax impact of the pro forma adjustments at an effective tax rate of 32.4% was made for the year ended September 30, 2011.

The consolidation of Landauer and IZI pretax income for purposes of U.S. state income taxes is expected to subject a greater portion of Landauer’s historical profits in certain state tax jurisdictions to state income tax. As a result, a pro forma adjustment to reflect an increase of 1% in Landauer’s consolidated U.S. state income tax rate from 31.4% to 32.4%, net of federal benefit, was made for the year ended September 30, 2011.

There were no net deferred tax impacts related to the pro forma adjustments.

(h)   Elimination of Seller Liabilities Not Assumed

Adjustments of $286 to eliminate IZI assets not acquired and adjustments of $1,400 to Current maturities of long-term debt, $24,091 to Long-term debt and other adjustments to Accrued expenses for liabilities not assumed from the seller were recorded in the pro forma consolidated balance sheet at September 30, 2011.

(i)     Reclassification of Accrued Compensation

An adjustment to separately classify Accrued Compensation and related liabilities from Accrued expenses was recorded in the pro forma consolidated balance sheet at September 30, 2011 to conform to Landauer’s policies.

(j)     Reclassification of Non-current Liabilities

An adjustment to reclassify $173 Non-current liabilities from Accrued expenses was recorded in the pro forma consolidated balance sheet at September 30, 2011 to conform to Landauer’s policies.

(k)   Elimination of IZI’s Equity

An adjustment of $24,449 to eliminate IZI’s Shareholder’s Equity was recorded in the pro forma consolidated balance sheet at September 30, 2011.